HEI Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-201202 and 333-199183) and Form S-8 (Nos. 333-02103, 333-159000, 333-166737 and 333-174131) of Hawaiian Electric Industries, Inc. of our report dated February 26, 2015, except for the effects of the restatement and revision as discussed in Note 1 to the consolidated financial statements and financial statement schedule and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 16, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 16, 2015